Exhibit 99.1
NEWS RELEASE Investor Contact: Brian Klaus, Director of Investor Relations 920-491-7059 Media Contact: Cliff Bowers, Director of Public Relations 920-491-7542

R. Jay Gerken Joins Associated Board

GREEN BAY, Wis. –– October 28, 2014 –– Associated Banc-Corp (NASDAQ:ASBC) today announced that R. Jay Gerken has been appointed to Associated’s Board of Directors.

Mr. R. Jay Gerken, 63, is a director of 18 mutual funds with approximately $30 billion in assets associated with Sanford C. Bernstein Fund, Inc.  Mr. Gerken served as the President and Chief Executive Officer of Legg Mason Partners Fund Advisor, LLC from 2005 until June 2013.  During that period, he was also the President and a director of the Legg Mason and Western Asset mutual funds with combined assets in excess of $100 billion. Previously, Mr. Gerken served in a similar capacity at Citigroup Asset Management Mutual Funds from 2002 to 2005.

“Jay’s background will serve our board well,” said Associated’s Chairman, William R. Hutchinson. “We are delighted to have someone with Jay’s depth of experience as a director,” added Associated’s President and Chief Executive Officer, Philip B. Flynn.

ABOUT ASSOCIATED BANC-CORP

Associated Banc-Corp (NASDAQ: ASBC) has total assets of $26 billion and is one of the top 50, publicly traded, U.S. bank holding companies. Headquartered in Green Bay, Wis., Associated is a leading Midwest banking franchise, offering a full range of financial products and services in over 200 banking locations serving more than 100 communities throughout Wisconsin, Illinois and Minnesota, and commercial financial services in Indiana, Michigan, Missouri, Ohio and Texas. Associated Bank, N.A. is an Equal Housing Lender, Equal Opportunity Lender and Member FDIC. More information about Associated Banc-Corp is available at www.associatedbank.com.

FORWARD LOOKING STATEMENTS

Statements made in this document which are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings or other measures of performance.  Such forward-looking statements may be identified by the use of words such as “believe”, “expect”, “anticipate”, “plan”, “estimate”, “should”, “will”, “intend”, “outlook”, or similar expressions.  Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties.  Actual results may differ materially from those contained in the forward-looking statements.  Factors which may cause actual results to differ materially from those contained in such forward-looking statements include those identified in the company’s most recent Form 10-K and subsequent SEC filings.  Such factors are incorporated herein by reference.

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